EXHIBIT (a)(1)(A)

                   MID-WISCONSIN FINANCIAL SERVICES, INC.
                          132 West State Street
                            Medford, WI 54551

                           OFFER TO PURCHASE

                             90,557 SHARES
               OF COMMON STOCK, PAR VALUE $.10 PER SHARE,

                   PURCHASE PRICE:  $25.50 PER SHARE



    OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME, ON WEDNESDAY, JANUARY 31, 2001, UNLESS THE OFFER IS EXTENDED.


     We are offering to purchase up to 90,557 shares of our common stock in a tender offer at a price of $25.50 per share. You may accept our offer and tender all or part of your stock by following the instructions in this Offer to Purchase and the enclosed Transmittal Form. Our offer is subject to the terms and conditions described in this document and related Transmittal Form.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "MWFS." On November 30, 2000, the bid and ask quotations were $21.50 and $26.00, respectively. There is no active trading market for the Company's common stock and such prices may not reflect actual trades. See section 7.



 OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR NOT TENDER YOUR SHARES. YOU MUST MAKE THE DECISION TO TENDER ALL OR ANY OF YOUR SHARES. SEE SECTION 10 CONCERNING THE TENDER OF SHARES BY OUR DIRECTORS OR EXECUTIVE OFFICERS.

                                         DECEMBER 15, 2000


                          TABLE OF CONTENTS

 SUMMARY                                                        1

 INTRODUCTION                                                   5

 THE OFFER                                                      5
     1.   Number of Shares; Proration                           5
     2.   Purpose of the Offer; Certain Effects of the Offer    7
     3.   Procedures for Tendering Stock                        8

     4.   Withdrawal Rights                                    10
     5.   Purchase of Stock and Payment of Purchase Price      11
     6.   Certain Conditions of the Offer                      12
     7.   Price Range of Stock; Dividends                      14
     8.   Source and Amount of Funds                           14
     9.   Certain Financial and Other Information Concerning
          Mid-Wisconsin                                        15
     10.  Interests of Directors and Officers; Transactions
          and Arrangements Concerning Stock                    18
     11.  Effects of the Offer on the Market for Stock;
          Registration under the Exchange Act                  18
     12.  Certain Legal Matters; Regulatory Approvals          19
     13.  Certain Federal Income Tax Consequences              19
     14.  Extension of Offer; Termination; Amendment           22
     15.  Fees and Expenses                                    23
     16.  Miscellaneous                                        24




                         ADDITIONAL COPIES

     You may obtain additional copies of this Offer to Purchase, the Transmittal Form and other tender offer materials without charge. Please call (800) 643-9472 or (715) 748-8300 to request additional copies or if you have any questions and requests for assistance.

     You may also contact your local broker, dealer, commercial bank, trust company or other nominee for assistance concerning our offer.
                                 -i-
                              SUMMARY

     WE ARE PROVIDING THIS SUMMARY FOR YOUR CONVENIENCE. IT HIGHLIGHTS MATERIAL INFORMATION CONTAINED IN THIS DOCUMENT, BUT IT DOES NOT DESCRIBE ALL OF THE DETAILS OF OUR OFFER TO PURCHASE YOUR SHARES TO THE SAME EXTENT THEY ARE DESCRIBED IN THE BODY OF THIS DOCUMENT. WE URGE YOU TO READ THE ENTIRE DOCUMENT AND THE TRANSMITTAL FORM CAREFULLY.

     Our address is:  Mid-Wisconsin Financial Services, Inc.
                      132 West State Street
                      Medford, WI 54551

     Our telephone and fax numbers are: Telephone:  800-643-9472
                                        Fax:        715-748-6553

     In this document, the terms "we," "us," "our" and "Mid-Wisconsin" refer to Mid-Wisconsin Financial Services, Inc. Unless otherwise noted, these terms also include our wholly-owned subsidiary, Mid-Wisconsin Bank.

     Some common questions about the tender offer and our answers follow:

 Q:  WHO IS OFFERING TO PURCHASE MY SHARES?
 A: Mid-Wisconsin Financial Services, Inc. We are offering to purchase up to 90,557 shares of our outstanding common stock from our shareholders. SEE SECTION 1.

 Q:  WHAT IS THE PURCHASE PRICE?
 A:  We are offering to purchase your shares for $25.50 per share.  SEE
     SECTION 1.

 Q:  HOW AND WHEN WILL I BE PAID?
 A: You will be paid the purchase price, in cash, without interest, as soon as practicable after the expiration of the offer and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. SEE SECTIONS 1, 3, 5 AND 13.

 Q:  HOW MANY SHARES WILL YOU PURCHASE?
 A: We will purchase up to 90,557 shares in our offer, or approximately 5% of our outstanding common stock. We also reserve the right to purchase additional shares up to 2% of the outstanding shares, subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered. SEE
     SECTION 1.

 Q:  DO I HAVE TO TENDER ALL OF MY SHARES?
 A: No. Our offer is completely voluntary on your part. You may specify on the Transmittal Form the number of shares you wish to tender. If your stock certificate represents more shares than you wish to tender, we will issue you a new certificate for the shares you do not tender. SEE SECTION 3.
                                 -1-

 Q:  WILL YOU PURCHASE ALL OF THE SHARES I TENDER TO YOU?
 A: Yes, unless shareholders tender more than 90,557 shares. If more than 90,557 shares are tendered we will purchase shares based on the following order of priority:

 <circle>  First, we will purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares.

 <circle>  Second, we will purchase shares from all other shareholders who properly tender shares on a pro rata basis. As a result, we will purchase the same percentage of shares from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

 As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. SEE SECTION 1.

 Q:  HOW MUCH TIME DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES?
 A: You may tender your shares until our offer expires. As of the date of this document, the offer is scheduled to expire on Wednesday, January 31, 2001, at 5:00 p.m., Central Standard Time, but we may choose to extend it at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. SEE SECTIONS 1 AND 14.

 Q:  HOW WILL I KNOW IF THE OFFER IS EXTENDED BEYOND JANUARY 31, 2001?
 A: If our offer is extended, we will make a public announcement before 9:00 a.m., Central Standard Time, on the first business day after the offer was scheduled to expire. SEE SECTION 14.

 Q:  HOW DO I TENDER MY SHARES?
 A:  To tender all or any part of your shares, you should EITHER:

 <circle> complete and sign a Transmittal Form (or a copy) and either mail or deliver to us:

 <circle> the Transmittal Form with any required signature guarantee and any other required documents, AND

 <circle> the stock certificates for your tendered Shares

                         - OR -

 <circle> request a broker, dealer, commercial bank, trust company or other nominee to complete the transaction for you.
                                 -2-
 If you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company or other nominee if you desire to tender your shares. SEE SECTION 3.

 Q:  CAN I CHANGE MY MIND AFTER I HAVE TENDERED MY SHARES?
 A: Yes. If you tender your shares and change your mind, you may withdraw your shares at any time before our offer expires. In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 5:00 p.m., Central Standard Time, on Tuesday, February 13, 2001. SEE SECTION 4.

     To withdraw your shares, you must deliver a written notice of your withdrawal to us before the withdrawal deadlines described in the preceding paragraph. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to us. You may give us notice in writing by mail, courier delivery, personal delivery or by facsimile. SEE SECTION
     3.  Our address and facsimile numbers are set forth on page 1.

 Q:  HOW WILL YOU PAY FOR THE SHARES?
 A: We will need a maximum of $2,309,204 to purchase 90,557 shares. We have sufficient cash to be able to pay for all shares tendered without borrowing funds. SEE SECTION 8.

 Q:  IS YOUR OFFER SUBJECT TO ANY CONDITIONS?
 A: Yes. Our obligation to accept and pay for your tendered shares is conditioned upon the satisfaction or waiver of the conditions described in Section 6 of this document. SEE SECTION 6.

 Q:  HAS THE BOARD APPROVED OR RECOMMENDED THIS OFFER?
 A:  Our Board has approved the offer.  However, neither we nor our

     Board makes any recommendation regarding whether you should tender or not tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In connection with his retirement planning, a director who will retire on December 31, 2000, expects to tender some of his shares in our offer. SEE SECTION 10.

 Q:  WHAT IS THE RECENT MARKET PRICE FOR MID-WISCONSIN STOCK?
 A: Prices for our common stock are quoted on the OTC Bulletin Board. On November 30, 2000, the bid was $21.50 and the ask was $26.00.

 The last reported sales price reported for our stock on the OTC Bulletin Board was $22.00 per share on November 30, 2000. We urge you to obtain more current market quotations for your shares. SEE SECTION 7.
                                 -3-
 Q: WILL I HAVE TO PAY A BROKERAGE COMMISSION OR STOCK TRANSFER TAX IF I TENDER MY SHARES?
 A: If you are a registered shareholder and tender your shares directly to us, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. SEE SECTION 3.

     If you instruct us in the Transmittal Letter to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. SEE SECTION 5.

 Q: WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SELLING MY STOCK IN THE TENDER OFFER?
 A: Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as:

    <circle>  a sale or exchange eligible for capital gains
              treatment; or
    <circle>  a dividend subject to ordinary income tax rates.

     We believe that most of our shareholders will be able to report the sale as a capital gains transaction. SEE SECTION 13.

 Q:  WHO CAN ANSWER MY QUESTIONS ON THE TENDER OFFER?
 A: If you have questions about the tender offer, please telephone Gene Knoll, William Weiland, or Mary Sarver at 800-643-9472 or
     715-748-8300.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO OUR SHAREHOLDERS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON OUR BEHALF. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY US.

                           INTRODUCTION

     We invite our shareholders to tender up to 90,557 shares of our common stock to us at a price of $25.50 upon the terms and subject to the conditions described in this document and in the related
 Transmittal Form.

     Our Board of Directors believes that the offer is in the best interests of Mid-Wisconsin. See Section 2. If you desire liquidity, the offer provides you with an opportunity to sell all or a portion of your shares without the usual transaction costs associated with open market sales. If you do not accept the offer, your proportionate interest in our equity, and thus in our future earnings and assets, will increase subject to our right to issue additional shares and other equity securities in the future.

                             THE OFFER

 1.  NUMBER OF SHARES; PRORATION.

     Subject to the terms and conditions described in this document, we will purchase up to 90,557 shares of our common stock at a price of $25.50 per share. All shares must be validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date. The term "Expiration Date" means 5:00 p.m., Central Standard Time, on Wednesday, January 31, 2001, or such later date as we determine as the period of time during which our offer will remain open. If we extend our offer, the term "Expiration Date" will mean the latest time and date at which the offer, as so extended by us, expires. See Section 14 for a description of our right to extend, delay, terminate or amend the offer.

     We reserve the right, in our sole discretion, to purchase more than 90,557 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), we may purchase an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See Section 14.

     Certificates for all shares tendered and not purchased pursuant to the offer will be returned to the tendering shareholders at our expense as promptly as practicable following the Expiration Date. See
 "Proration," page 6.

 PRIORITY OF PURCHASES

     If more than 90,557 shares (or any greater number of shares as we may elect to purchase pursuant to the offer) have been validly tendered and not withdrawn, we will purchase validly tendered and not withdrawn shares on the basis set forth below:

     <circle>  FIRST, we will purchase all shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder who tenders all shares beneficially owned by such Odd Lot Holder; and

     <circle>  SECOND, after purchase of all Odd Lot shares, we will purchase all other shares tendered and not withdrawn prior to the Expiration Date, on a pro rata basis as described below.

 ODD LOTS

     For purposes of the offer, the term "Odd Lot shares" means all shares validly tendered prior to the Expiration Date and not withdrawn by an Odd Lot Holder. An "Odd Lot Holder" is any person:

    <circle> who beneficially owned fewer than 100 shares as of the close of business on December 15, 2000, and continues to beneficially own fewer than 100 shares as of the Expiration Date, and

    <circle> who checks the appropriate box on the Transmittal Form.

 This preference is not available to Odd Lot Holders who do not tender all of their shares or to beneficial holders of an aggregate of 100 or more shares, even if such holders have separate accounts or certificates representing fewer than 100 shares.

 PRORATION

     In the event that more than 90,557 shares are tendered (or more than the maximum number of shares we will purchase if we decide to purchase more than 90,557 shares), the shares we will purchase from any one shareholder (other than Odd Lot Holders) will be pro rated. We will determine the proration factor as soon as practicable following the Expiration Date. We will first purchase all Odd Lot shares tendered by Odd Lot Holders Proration for each shareholder who is not an Odd Lot Holder, will be based on the ratio of the number of shares tendered by each shareholder and not withdrawn to the total number of shares tendered by all shareholders, other than Odd Lot Holders, and not withdrawn. Any fractional shares resulting from the proration factor will be rounded up to the next full share. Because of the difficulty in determining the number of shares properly tendered and not withdrawn, and because of the Odd Lot procedure, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately three business days after the Expiration Date.

     As described in Section 13, the number of shares that we will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender shares. Part II of the Transmittal Form affords each tendering shareholder the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.
                                 -6-
 2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER
 MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING

 STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THE MATTERS DISCUSSED BELOW AS WELL AS IN PART I OF OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, UNDER THE CAPTION "CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION" AND THE FACTORS DESCRIBED IN OUR OTHER FILINGS WITH THE COMMISSION.

     Our common stock is not listed on a national exchange or traded in an active public market. Although the shares are quoted on the OTC Bulletin Board, quotations may not reflect actual trades as transactions are sporadic and do not reflect an active trading market for the shares. Shareholders cannot always find a ready buyer for their shares on the public market if they desire to sell or reduce their holdings in the shares. The offer provides shareholders who are considering a sale of all or a portion of their shares with the opportunity to liquidate all or a portion of their holdings at a price which management believes reflects the current fair market value for such shares. The offer also provides an opportunity for shareholders to sell shares for cash without the usual transaction costs associated with market sales. In addition, Odd Lot Holders (shareholders owning fewer than 100 shares) whose shares are purchased pursuant to the offer will avoid the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their shares. The offer also allows shareholders to sell a portion of their shares while retaining a continuing equity interest in Mid-Wisconsin.

     We believe that the offer will be accretive to earnings per share (on both a basic and a diluted basis) in the fiscal year ending
 December 31, 2000, but there can be no assurance to that effect.

     Our Board believes that our stock has recently been undervalued in the limited trading market which exists and, given the level of capital currently maintained by us and Mid-Wisconsin Bank, that the purchase of shares is an attractive use of our financial resources and in the best interest of its shareholders.

     Shareholders who do not accept the offer will increase their proportionate interest in our equity, and thus in our future earnings and assets, subject to our right to issue additional shares and other equity securities in the future.

 TREASURY STOCK AND POSSIBLE REISSUANCE

     Stock we acquire pursuant to the offer will be retained as treasury stock by us (unless and until we determine to retire such stock) and will be available for us to issue without further shareholder action (except as required by applicable law or, if retired, the rules of any securities exchange or over-the-counter market on which our stock is listed in the future). Stock may be reissued for many purposes, including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future stock option and employee benefit plans. We have no current plans for issuance of the stock repurchased pursuant to the offer.
                                 -7-
 OTHER TENDERS OR PURCHASES

     We may in the future purchase additional stock on the open market or in private transactions. We may also conduct additional tender offers. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the offer. However, Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally prohibits us and our affiliates from purchasing any stock, other than pursuant to the offer, until at least ten business days after the expiration or termination of the offer. Any possible future purchases by us will depend on several factors including, without limitation, the market price of the stock, the results of the offer, our business and financial position, and general economic and market conditions.

 3.  PROCEDURES FOR TENDERING STOCK.

 PROPER TENDER OF STOCK

     For stock to be validly tendered pursuant to the offer, you must comply with the instructions set forth in the Transmittal Form and deliver the properly completed Transmittal Form, the certificates for your stock, and any other documents required by the Transmittal Form to us prior to the Expiration Date.

     YOU MAY ELECT THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR STOCK, THE TRANSMITTAL FORM AND ANY OTHER REQUIRED DOCUMENTS. YOU ASSUME ALL RISKS ASSOCIATED WITH PROPER DELIVERY. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

 SIGNATURE GUARANTEES

     A signature guarantee IS NOT REQUIRED if the Transmittal Form is signed by the registered holder(s) of the stock being tendered OR stock is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or a savings and loan association) having an office, branch or agency in the United States (each of these entities is referred to as an "Eligible Institution").

     A signature guarantee IS REQUIRED if the registered holder has completed the "Special Delivery Instructions" or the "Special Payment Instructions" in Part V of the Transmittal Form. See Instruction 6 of the Transmittal Form. For example, if a certificate for stock is registered in the name of a person other than the person executing a Transmittal Form, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power. The stock power must be signed exactly as the name of the registered holder appears on the certificate or stock power guaranteed by an Eligible Institution.
                                 -8-

 FEDERAL INCOME TAX BACKUP WITHHOLDING

     Under the federal income tax backup withholding rules, unless an exemption applies under applicable law and regulations, 31% of the gross proceeds payable to you or another payee pursuant to the offer must be withheld by us and remitted to the Internal Revenue Service. This withholding is not required if you or the other payee provides the appropriate taxpayer identification number (employer identification number or social security number) to us and certifies that such number is correct. IF YOU ARE AN INDIVIDUAL AND YOU TENDER STOCK, YOU SHOULD COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 (INCLUDED AS PART OF THE TRANSMITTAL FORM) TO AVOID BACKUP WITHHOLDING. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are not subject to these backup withholding requirements. See Instruction 10 of the Transmittal Form.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE
 APPLICATION OF FEDERAL INCOME TAX WITHHOLDING REQUIREMENTS. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 13.

 DETERMINATION OF VALID TENDER

     All questions as to the number of shares of stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of stock (including proper completion of the Transmittal Form) will be determined by us, in our sole discretion.
 Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any stock that we determine are not in appropriate form or if we determine that acceptance of the shares may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares of stock or any particular shareholder. We will not consider any particular tender of stock to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We are not obligated to give you notice of any defects or irregularities in tenders. Neither we nor any of our directors, officers, employees or agents will incur any liability for failure to give any such notice.

 YOUR REPRESENTATIONS AND WARRANTIES; OUR ACCEPTANCE CONSTITUTES AN
 AGREEMENT

     You will have accepted the terms of our offer if you tender stock and submit a properly completed Transmittal Form. Your tender and completion of the Transmittal Form also means that you are making the following representations and warranties to us:

     <circle>  you have a "net long position" in the stock being tendered within the meaning of Exchange Act Rule 14e-4;

     <circle>  the tender of the stock complies with Rule 14e-4;

     <circle>  you have full power and authority to execute the
               Transmittal Form and tender the stock; and
                                 -9-
     <circle>  we will acquire good and marketable title free and clear of all liens, security interests, charges, encumbrances or other obligations and that the stock is not subject to any adverse claims.

 It is a violation of Rule 14e-4 for you, directly or indirectly, to tender stock for your own account unless, at the time of tender and at the end of the proration period or period during which stock is accepted by lot (including any extensions thereof),

     <circle>  you have a net long position equal to or greater than the amount of the stock tendered, and

     <circle>  you will deliver the stock or cause stock to be delivered in accordance with the terms of the offer.

 Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of stock tendered pursuant to the offer will constitute a binding agreement between you and us upon the terms and conditions of the offer.

 4.  WITHDRAWAL RIGHTS.

     Stock tendered pursuant to the offer may be withdrawn at any time prior to the Expiration Date. Unless we have accepted tendered stock for payment after the Expiration Date, you may also withdraw the stock at any time after 5:00 p.m. Central Standard Time, on Tuesday, February 13, 2001.

     For a withdrawal to be effective, a written notice of withdrawal must be received by us before the applicable deadlines described in the preceding paragraph. You may deliver your withdrawal in person, by mail, courier delivery, or personal delivery to the address specified on page 1 or by facsimile to the fax number specified on page 1. Any notice of withdrawal must include your name, the name of the registered holder (if different from your name), the number of shares of stock tendered, and the number of shares to be withdrawn. If the certificates for stock to be withdrawn have been delivered to us, then, prior to the release of such certificates, you must also submit the serial numbers shown on the particular certificates for stock to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of stock tendered by an Eligible Institution). We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal. Our determination will be final and binding. We are not be obligated to give notice of any defects or irregularities in any notice of withdrawal. Neither we, nor any of our directors, officers or employees will incur liability for failure to give any such notice.

     You may not rescind a withdrawal. If the Expiration Date has not occurred, withdrawn stock may be validly retendered prior to the Expiration Date by again following one of the procedures described in
 Section 3.

     If we extend the offer, if we are delayed in the purchase of stock, or if we are unable to purchase stock pursuant to the offer for any reason, then, without prejudice to our rights under the offer, we may,
                                 -10-
 subject to applicable law, retain tendered stock on our behalf, and such stock may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this
 Section 4.

 5.  PURCHASE OF STOCK AND PAYMENT OF PURCHASE PRICE.

     As promptly as practicable following the Expiration Date, we will accept for payment and pay for (and thereby purchase) stock validly tendered and not withdrawn prior to the Expiration Date. In accordance with applicable regulations of the Commission, we may purchase an additional amount of stock not to exceed 2% of the outstanding stock pursuant to the offer without amending or extending the offer. If:

     <circle>  we increase or decrease the price to be paid for our stock in our offer, or

     <circle>  we increase the number of shares being sought in the offer by more than 2% of the outstanding stock), and

     <circle>  in either case, the offer is scheduled to expire at any time earlier than the 10th business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the offer will be extended until the expiration of such period of 10 business days.

     We will pay for all of the stock accepted for payment pursuant to the offer as soon as practicable after the Expiration Date. In all cases, payment for stock tendered and accepted for payment pursuant to the offer will be made promptly (subject to possible delay in the event of proration), but only after timely receipt by us of certificates for stock and all properly completed documents required by this offer.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. We do not expect to be able to announce the final results of any proration and commence payment for stock purchased until approximately three business days after the Expiration Date. Certificates for all stock tendered and not purchased due to proration or because the Transmittal Form was not properly completed will be returned to the tendering shareholder as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the purchase price be paid by us because of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase stock pursuant to the offer. See Section 6.

     In most cases, we will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to us of stock purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased stock is to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Transmittal Form, the amount of all stock transfer taxes, if any

 (whether imposed on the registered holder(s) or such other person or otherwise) payable on account of
                                 -11-
 the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

 6.  CERTAIN CONDITIONS OF THE OFFER.

     Our obligation to accept your stock or to pay for your stock is subject to certain conditions. Notwithstanding any other provision of our offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered) the acceptance for payment of shares tendered, if at any time after December 15, 2000, and before we have made payment for any of the shares, any of the following shall have occurred:

 <circle>  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that:

 <circle>  challenges the acquisition of stock pursuant to the offer or otherwise in any manner relates to or affects the offer;

 <circle>  in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the offer's contemplated benefits to us;

 <circle>  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us by any legislative body, court, authority, agency or tribunal which, in our sole judgment, would or might directly or indirectly:

 <circle>  make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer;

 <circle>  delay or restrict us or render us unable, to accept for payment or pay for some or all of the shares;

 <circle>  materially impair the contemplated benefits of the offer to us; or

 <circle>  materially affect our business, condition (financial or other), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business of the Company;

 <circle>  it has been publicly disclosed or we have learned that:

 <circle>  any person or "group" (within the meaning of Section 13(d)(3)
           of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G
                                           -12-
           on file with the Commission (the "Commission") on December 15, 2000); or

 <circle>  any such person or group that on or prior to December 15,
           2000, had filed such a schedule with the Commission thereafter shall have acquired or shall propose to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares;

 <circle>  there has occurred:

 <circle>  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

 <circle>  any significant decline in the market price of our stock or in the general level of market prices of equity securities in the United States or abroad;

 <circle>  any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition (financial or otherwise), income, operations, prospects or ability to obtain financing generally or the trading in our stock;

 <circle>  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

 <circle>  the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or

 <circle>  in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof;

 <circle>  a tender or exchange offer with respect to some or all of our stock (other than the offer, or a merger, acquisition or other business combination proposal for Mid-Wisconsin, shall have been proposed, announced or made by another person or group (within the meaning of Section 13(d) (3) of the Exchange Act);

 <circle>  there has occurred any event or events that has resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened change in our business, condition (financial or other), income, operations, stock ownership or prospects; and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by our) giving rise to any such condition and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right
                                 -13-
 which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

 7.  PRICE RANGE OF STOCK; DIVIDENDS.

     Prices for our stock are quoted on OTC Bulletin Board. Prices are also published periodically in THE MILWAUKEE JOURNAL SENTINEL. The following table sets forth, for the periods indicated, the high and low bid quotations on the OTC Bulletin Board and the dividends per share for the periods indicated. The quotations reflect bid prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. There is no active established trading market for our stock.

            2000                         1999                          1998

        QUOTATIONS                    QUOTATIONS                    QUOTATIONS
                      Divi-                          Divi-                         Divi-
 QUARTER  HIGH  LOW  DENDS(1)  QUARTER  HIGH  LOW  DENDS(2)  QUARTER  HIGH  LOW  DENDS(3)
  1st   $27.50 $27.00 $.20       1st   $27.38 $25.50 $.17    1st     $27.50 $27.25 $.15
  2nd    27.00  27.00  .60       2nd    27.38  27.38  .60    2nd      28.00  27.50  .15
  3rd    26.00  25.75  .20       3rd    27.38  27.38  .20    3rd      30.00  27.50  .17
  4th*   24.00  21.50  .20       4th    27.50  27.50  .20    4th      27.50  23.00  .34

 *  Through November 21, 2000.

 (1) The $.60 per share dividend declared in the second quarter of 2000 includes a special dividend of $.40 per share.
 (2) The $.60 per share dividend declared in the second quarter of 1999 includes a special dividend of $.40 per share.
 (3) The $.34 per share dividend declared in the fourth quarter of 1998 includes a special dividend of $.17 per share.

        During the two-year period ending on December 15, 2000, we purchased a total of 54,572 shares of our common stock at prices ranging from $27.00 to $27.50 per share. Information on purchases by quarter is set forth below:

                  QUARTER             NO. OF SHARES     AVERAGE PURCHASE PRICE
        1998        4th                        0                  -
        1999        1st{(1)}              39,304                $27.50
                    2nd                        0                  -
                    3rd                        0                  -
                    4th                        0                  -
        2000        1st                   15,268                $27.00
                    2nd                        0                  -
                    3rd                        0                  -
                    4th                        0                  -

 {(1)} Purchases made pursuant to tender offer dated December 14, 1998.

 8.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that we purchase 90,557 shares of our stock pursuant to the offer at a purchase price of $25.50 per share, we expect the maximum amount required to purchase stock pursuant to the offer and to pay related taxes, fees, and expenses will be approximately $2,323,716, which we expect to be available from our general corporate funds.
                                 -14-
 9.  CERTAIN FINANCIAL AND OTHER INFORMATION CONCERNING
     MID-WISCONSIN.

 GENERAL

     We are a Wisconsin corporation and own all of the stock of Mid-Wisconsin Bank. We are a registered one-bank holding company under the Bank Holding Company Act of 1956 and file periodic reports with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

     Mid-Wisconsin Bank operates 11 offices in northern and central Wisconsin. The Bank offers a full range of banking, insurance, trust, discount brokerage, and financial products and services.

     Our office is located at the main office of Mid-Wisconsin Bank, 132 West State Street, Medford, Wisconsin 54451.

     You may find additional information about the various reports filed by us under "Additional Information" in this Section 9.

 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is certain summary historical consolidated financial information. The historical financial information has been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 1999, and 1998 and from the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended September 30, 2000, and September 30, 1999, respectively, which have been prepared on a basis substantially consistent with the audited financial statements, and reflect, in the opinion of management, all adjustments necessary to a fair presentation of the financial position and results of operations for such periods. The results for the nine months ended September 30, 2000, are not necessarily indicative of the results for the full year. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto incorporated herein by reference. More comprehensive financial information is included in such financial statements, and the financial information which follows is qualified in its entirety by reference to such financial statements, related notes and the audit report contained therein, copies of which may be obtained as set forth below under "Additional Information" in this Section 9.
                                 -15-

       SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
               (IN THOUSANDS EXCEPT PER SHARE DATA)
                                              Nine Months Ended         Fiscal Year Ended
                                       SEPT. 30, 2000 SEPT. 30, 1999 DEC. 31, 1999 DEC. 31, 1998
 INCOME STATEMENT
 Income before extraordinary items      $2,406,607     $2,450,367     $3,348,117    $3,248,084
 Net Income                              2,406,607      2,450,367      3,348,117     3,248,084

 BALANCE SHEET

 Total assets                         $319,055,878   $297,362,084   $307,683,588  $280,478,820
 Total indebtedness (borrowings)        49,414,070     42,017,836     45,919,665    25,488,031
 Stockholders' equity                   29,033,126     28,299,989     28,498,637    29,570,084

 PER SHARE

 Basic and diluted earnings per share        $1.33          $1.34          $1.83         $1.74
 Ratio of earnings to fixed  charges         $1.35          $1.48          $1.49         $1.48
 Book value per share                       $16.04         $15.52         $15.62        $15.89

 SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

      The following summary unaudited consolidated pro forma financial information gives effect to the purchase of stock pursuant to the offer and the payment of related taxes, fees and expenses based on the assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information below, as if such transactions had occurred on the first day of each of the periods presented, with respect to operating statement data, and on September 30, 2000, and December 31, 1999, with respect to balance sheet data. The summary of unaudited consolidated pro forma financial information should be read in conjunction with the summary of historical consolidated financial information incorporated herein by reference and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of the stock pursuant to the offer, and the payment of related taxes, fees and expenses, had been completed at the dates indicated.
                                 -16-

  SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                          Pro Forma            Pro Forma
                                       SEPTEMBER 30, 2000   DECEMBER 31, 1999

 INCOME STATEMENT
 Income before extraordinary items             $2,407              $3,334
 Net Income                                     2,407               3,334

 BALANCE SHEET

 Total assets                                $316,823            $305,360
 Total indebtedness (borrowings)               49,414              45,920
 Stockholders' equity                          26,800              26,175

 PER SHARE

 Basic and diluted earnings per share          $ 1.40              $ 1.83
 Ratio of earnings to fixed charges              1.35                1.48
 Book value per share                           15.59               15.09

 Notes to Summary Unaudited Consolidated Pro Forma Financial Information

 (1)The pro forma information assumes a repurchase of 90,557 shares at $25.50 per share at December 31, 1999 and expenses relating to the offer of $14,512.
 (2)Treasury stock is accounted for under the cost method.
 (3)Dividends paid in 2000 were adjusted for treasury stock.

  ADDITIONAL INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (HTTP://WWW.SEC.GOV).

    Pursuant to Exchange Act Rule 13e-4, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. Our Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in the preceding paragraph with respect to information concerning us.
                                 -17-
 10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING STOCK.

    As of November 30, 2000, we had 1,811,144 shares of stock issued and outstanding. Options with respect to 421 shares were exercisable within 60 days of such date. The 90,557 shares of stock that we are offering to purchase represent 5% of the stock then outstanding. As of December 15, 2000, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of 178,974 shares of stock representing approximately 9.88% of the outstanding stock.

    We have been advised that Ronald D. Isaacson, a director of Mid-Wisconsin, intends to tender up to 5,500 shares, the majority of which are held in an individual retirement account. Mr. Isaacson will retire from our Board on December 31, 2000, and the intended tender of stock will be done in connection with Mr. Isaacson's retirement planning. If Mr. Isaacson tenders 5,500 shares to us pursuant to the offer, he will continue to beneficially own 17,163 shares of our stock. If we purchase 90,557 shares pursuant to the offer and Mr. Isaacson tenders 5,500 shares in connection with his retirement planning, our directors and executive officers as a group would own beneficially approximately 10.08% of our outstanding stock immediately after the offer.

    Except as described herein, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the stock during the 60 business days prior to the date hereof. On November 30, 2000, Gene C. Knoll exercised options granted in 1996 with respect to 538 shares at an option price of $19.50 per share.

    Except for outstanding options to purchase stock granted from time to time to certain employees (including executive officers) on certain fixed dates pursuant to our 1991 and 1999 stock option plans and except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

 11. EFFECTS OF THE OFFER ON THE MARKET FOR STOCK; REGISTRATION UNDER THE EXCHANGE ACT.

    Our purchase of stock pursuant to the offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of shareholders. We believe that our purchase of stock pursuant to the offer will not result in the stock becoming eligible for deregistration under the Exchange Act.

    Our stock is not currently a "margin security" under the rules of the Federal Reserve Board.

 12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    We are required to provide prior notice to the Federal Reserve Board if the gross consideration to be paid for our stock, when added to the amount paid for other purchases of stock, during the preceding twelve-month period is equal to 10% or more of our consolidated net worth. We do not believe that such prior notice requirement is applicable to the offer and no other regulatory approval is required to purchase the stock pursuant to the offer.

 13.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

 GENERAL

    The following is a discussion of the material United States federal income tax consequences to shareholders with respect to a sale of shares pursuant to our offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws (such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

    YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU OF TENDERING SHARES PURSUANT TO THE OFFER AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND RECENT CHANGES IN APPLICABLE TAX LAWS.

 CHARACTERIZATION OF THE SURRENDER OF SHARES PURSUANT TO THE OFFER TO
 PURCHASE

    If you surrender shares to us pursuant to the offer, it will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences may vary depending upon your particular facts and circumstances. Under
 Section 302 of the Code, the surrender of shares by you pursuant to the offer will be treated as a "sale or exchange" of such shares for United States federal income tax purposes if the receipt of cash upon
                                 -19-
 surrender (1) is "substantially disproportionate" with respect to you,
 (2) results in a "complete redemption" of your interest in the Company, or (3) is "not essentially equivalent to a dividend" with respect to you (each as described below).

    If any of the above three tests is satisfied, and the surrender of the shares is therefore treated as a "sale or exchange" of such shares for United States federal income tax purposes, you will recognize gain or loss equal to the difference between the amount of cash received by you and your tax basis in the shares surrendered pursuant to the offer. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shares have been held for more than one year.

    If none of the above three tests is satisfied, you will be treated as having received a distribution by us with respect to your shares in an amount equal to the cash received by you pursuant to the offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of our current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of our current or accumulated earnings and profits will be treated as a return of your tax basis in the shares, and then as gain from the sale or exchange of the shares. If you are treated as having received a distribution by us with respect to your shares, your basis in your remaining shares will generally be adjusted to take into account the return of your basis in the shares tendered.

 CONSTRUCTIVE OWNERSHIP

    In determining whether any of the three tests under Section 302 of the Code is satisfied, you must take into account not only the shares that are actually owned by you, but also shares that are constructively owned by you within the meaning of Section 318 of the Code. Under
 Section 318 of the Code, you may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that you have the right to acquire by exercise of an option or by conversion.

 PRORATION

    Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code has been satisfied. You should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by you are tendered pursuant to the offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender by you will meet any of the three tests under Section 302 of the Code.

 SECTION 302 TESTS

    Generally, the receipt of cash by you will be "substantially disproportionate" if the percentage of our outstanding shares actually and constructively owned by you immediately following the surrender of shares pursuant to the offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by you immediately before the sale of shares pursuant to the offer. You should consult
                                 -20-
 your tax advisors with respect to the application of the "substantially disproportionate" test to your particular situation.

    The receipt of cash by you will be a "complete redemption" if either
 (1) you own no shares of our stock either actually or constructively immediately after the shares are surrendered pursuant to the offer, or
 (2) you actually own no shares of our stock immediately after the surrender of shares pursuant to the offer and, with respect to shares constructively owned by you immediately after the offer, you are eligible to waive (and effectively waive) constructive ownership of all such shares under procedures described in Section 302(c) of the Code.
 A director, officer or employee of Mid-Wisconsin is not eligible to waive constructive ownership under the procedures described in Section 302(c) of the Code.

    Even if the receipt of cash by you fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, you may nevertheless satisfy the "not essentially equivalent to a dividend" test if your surrender of shares pursuant to the offer results in a "meaningful reduction" in your interest in the Company. Whether the receipt of cash by you will be "not essentially equivalent to a dividend" will depend upon your individual facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction."
 If you are expecting to rely upon the "not essentially equivalent to a dividend" test, you should consult your own tax advisors as to its application in your particular situation.

 CORPORATE SHAREHOLDER DIVIDEND TREATMENT

    If a sale of shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% or more of the dividend under Section 243 of the Code, subject to other applicable limitations. Corporate shareholders should, however, consider the effect of Section 246(c) of the Code, which disallows a dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in shares, the dividends-received deduction may be reduced.

    In addition, amounts received by a corporate shareholder pursuant to the offer that are treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. The
 "extraordinary dividend" rules of the Code are highly complicated.

 Accordingly, any corporate shareholder that might have a dividend as a result of the sale of shares pursuant to the offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.
                                 -21-

 ADDITIONAL TAX CONSIDERATIONS

    The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their "net capital gain" (i.e., the excess of net long-term capital gains over net short-term capital losses) for the year. Tax rates on long-term capital gain for individual shareholders vary depending on the shareholders' income and holding period for the shares. In particular, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year (currently 20% or less).

    SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING ANY POSSIBLE IMPACT ON THEIR OBLIGATION TO MAKE ESTIMATED TAX PAYMENTS AS A RESULT OF THE RECOGNITION OF ANY CAPITAL GAIN (OR THE RECEIPT OF ANY ORDINARY INCOME) CAUSED BY THE SURRENDER OF ANY SHARES TO US PURSUANT TO THE OFFER TO PURCHASE.

 BACKUP WITHHOLDING

    See Section 3 with respect to the application of the United States federal income tax backup withholding.

 14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

    We expressly reserve the right, in our sole discretion, at any time and from time to time and for any reason, to extend the period of time during which the offer is open. If we extend the offer, it will also delay acceptance for payment of, and payment for, any stock. We may extend our offer by giving oral or written notice of extension to you and making a public announcement.

    We also expressly reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any stock not theretofore accepted for payment or paid for. We may also, subject to applicable law, postpone payment for stock upon the occurrence of any of the conditions specified in Section 6. We must give oral or written notice of such termination or postponement to you and make a public announcement. Our reservation of the right to delay payment for stock which has accepted for payment is limited by Exchange Act Rule 13e-4(f)(5) which requires that we must pay the consideration offered or return the stock tendered promptly after termination or withdrawal of a tender offer.

    Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and for any reason, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered to holders of stock or by decreasing or increasing the number of shares of our stock being sought in the offer). Amendments to the offer may be made at any time and from time to time and will be effective upon public announcement by us.

 Public announcement, in the case of an extension, must be issued no later than 9:00 a.m., Central Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made
                                 -22-
 pursuant to the offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.

    If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(2). These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for stock or the number of shares of our stock being sought in the offer and, in the event of an increase in the number of shares of our stock being sought, such increase exceeds 2% of the outstanding stock, and (2) the offer is scheduled to expire at any time earlier than the 10th business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the offer will then be extended until the expiration of such 10 business days.

 15.  FEES AND EXPENSES.

    We will not pay fees or commissions to any broker, dealer or other person for soliciting tenders of stock pursuant to the offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the offer and related materials to the beneficial owners of stock held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the offer.

     We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of stock unless payment of the purchase price is to be made to, or stock not tendered or not purchased is to be registered in the name of, any person other than the registered holder; or if tendered stock is registered in the name of any person other than the person who executes the Transmittal Form.

     We estimate that we will incur the following fees and expenses in connection with the offer:
     Filing fees           $   462
     Legal fees             12,500
     Printing costs          1,250
     Miscellaneous             300

     Total                 $14,512

 16.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of stock residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.


                              MID-WISCONSIN FINANCIAL SERVICES, INC.

                              December 15, 2000





    FACSIMILE COPIES OF THE TRANSMITTAL FORM WILL BE ACCEPTED FROM ELIGIBLE INSTITUTIONS. THE TRANSMITTAL FORM AND CERTIFICATES FOR STOCK AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH SHAREHOLDER OR HIS OR HER BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO US.
                                 -24-